-------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

        Date of Report (Date of earliest event reported) August 22, 2001

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


        North Carolina                  0-12781                56-1001967

 (State or other jurisdiction    (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)





         (Former name or former address, if changed since last report)





-------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (2 pages) and Financial Information Release (9 pages), both dated August 22, 2001, related to the fiscal 2002 first quarter ended July 29, 2001.

Forward  Looking  Information.  This  Report  contains  statements  that  may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products.



                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                    (Registrant)


                              By:    Franklin N. Saxon
                                     -----------------
                                     Executive Vice President and
                                     Chief Financial Officer






Dated:   August 22, 2001

FOR IMMEDIATE RELEASE


        CULP REPORTS FIRST QUARTER RESULTS INCLUDING RESTRUCTURING CHARGE
                             ----------------------
                      CONTINUES TO EXPECT FULL-YEAR PROFIT
                  EXCLUDING RESTRUCTURING AND RELATED CHARGES

HIGH POINT, N. C. (Aug. 22, 2001) -- As anticipated, Culp, Inc. (NYSE: CFI) today reported a loss for its first quarter of fiscal 2002 due to the industry-wide slowdown in demand in the home furnishings industry and charges from the company's announced actions to reduce costs and increase efficiency. The company indicated that excluding restructuring and related charges, the loss for the first quarter of fiscal 2002 was $1.4 million, or $0.12 per share diluted, compared with a year-earlier loss of $1.8 million, or $0.16 per share. Culp indicated that it continues to expect to operate profitably for fiscal 2002 as a whole, excluding restructuring and related charges.

      For the three  months  ended July 29,  2001,  Culp  reported  net sales of
$86.5 million compared with $101.9 million a year ago. Including restructuring costs, the company reported a net loss for the first quarter of fiscal 2002 of $2.9 million, or $0.26 per share diluted.

      Robert G. Culp, III, chief executive officer, commented, "As we had earlier indicated, sales for the first fiscal quarter, which is not a seasonally strong period for our business, were below the year-earlier level of $101.9 million. We are benefiting from the restructuring plan and other actions we have taken to reduce costs and were able to reduce our loss for the quarter, excluding restructuring and related charges, versus a year ago in spite of the 15.1% decline in sales. Based on current trends, we expect to report higher earnings in the second quarter versus the $0.03 per share diluted in the year-earlier period and remain optimistic about operating profitably for fiscal 2002 as a whole, excluding restructuring and related charges.

      "The basic goals of the restructuring initiative that is nearing completion are to increase manufacturing utilization, raise productivity and lower operating expenses. The restructuring plan involves phasing out certain fabric manufacturing facilities, closing one of our four yarn manufacturing plants and reducing selling, general and administrative expenses. Our target is now to achieve annualized cost reductions of at least $14 million when the benefits of this program are fully realized. Culp now has a sound footprint of efficient, world-class facilities utilizing state-of-the-art equipment that positions us well to meet the demands by manufacturers for even shorter lead times, consistently reliable delivery schedules and appealing designs."


      Culp added, "We are encouraged by the positive momentum in market share that is being generated by the successful new designs that we are introducing. Placements of our fabrics by U.S. manufacturers of residential furniture over the last several markets have been gratifying; and as a result, we are seeing a firming in incoming orders from this portion of our business as well as in mattress ticking. Some of this improvement is being offset, however, by continued weakness in our international sales. The high value of the dollar relative to other currencies is making it very difficult for Culp and other U.S.-based manufacturers to compete profitably in the major markets outside the United States and Canada.

      "We generated $4.4 million in cash from operations during the first quarter that allowed us to continue strengthening our balance sheet. Our debt of $110.7 million at the close of the quarter was down $26.2 million, or 19%, from a year ago; and our debt/capital ratio of 48% was at its lowest level since July 1997. Our capital expenditures for fiscal 2002 remain targeted at approximately $4 million compared with $8.1 million in fiscal 2001."

      Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

      This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products.

                                   CULP, INC.
                         Condensed Financial Highlights
(Unaudited)
                                                    Three Months Ended
                                             --------------------------------
                                                July 29,          July 30,
                                                  2001              2000
                                             ---------------   --------------
Net sales                                    $   86,463,000    $ 101,878,000
Net (loss)                                   $   (2,882,000)   $  (1,756,000)
Net (loss) per share:
  Basic                                      $        (0.26)   $       (0.16)
  Diluted                                    $        (0.26)   $       (0.16)
Net (loss) per diluted share, excluding
  restructuring and related charges*         $        (0.12)   $       (0.16)
Average shares outstanding:
  Basic                                          11,221,000       11,209,000
  Diluted                                        11,221,000       11,209,000

* Excludes restructuring and related charges for the three months ended July 29, 2001 of $2.3 million ($1.5 million, or $0.14 per share diluted after taxes).


                                       -END-

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                         CONSOLIDATED STATEMENTS OF LOSS
           FOR THE THREE MONTHS ENDED JULY 29, 2001 AND JULY 30, 2000

                (Amounts in Thousands, Except for Per Share Data)

                                                             THREE MONTHS ENDED (UNAUDITED)
                                            --------------------------------------------------------------------
                                                     Amounts                                  Percent of Sales
                                            -------------------------                    -------------------------
                                              July 29,     July 30,       % Over
                                                2001         2000        (Under)            2002         2001
                                            -----------  ------------  -----------       -----------  ------------
Net sales                                $      86,463       101,878       (15.1)%          100.0 %       100.0 %
Cost of sales                                   75,674        87,704       (13.7)%           87.5 %        86.1 %
                                            -----------  ------------  -----------       -----------  ------------
        Gross profit                            10,789        14,174       (23.9)%           12.5 %        13.9 %

Selling, general and
  administrative expenses                       11,235        13,778       (18.5)%           13.0 %        13.5 %
Restructuring expense                            1,303             0       100.0 %            1.5 %         0.0 %
                                            -----------  ------------  -----------       -----------  ------------
        Income (loss) from operations           (1,749)          396      (541.7)%           (2.0)%         0.4 %

Interest expense                                 2,068         2,323       (11.0)%            2.4 %         2.3 %
Interest income                                    (23)           (7)      228.6 %           (0.0)%        (0.0)%
Other expense (income), net                        572           741       (22.8)%            0.7 %         0.7 %
                                            -----------  ------------  -----------       -----------  ------------
        Loss before income taxes                (4,366)       (2,661)      (64.1)%           (5.0)%        (2.6)%

Income taxes  *                                 (1,484)         (905)      (64.0)%           34.0 %        34.0 %
                                            -----------  ------------  -----------       -----------  ------------
        Net loss                          $     (2,882)       (1,756)      (64.1)%           (3.3)%        (1.7)%
                                            ===========  ============  ===========       ===========  ============

Net loss per share                              ($0.26)       ($0.16)      (62.5)%
Net loss per share, assuming dilution           ($0.26)       ($0.16)      (62.5)%
Net loss per share, excluding restructuring
  and related charges  **                       ($0.12)       ($0.16)       25.0 %
Dividends per share                               $0.0        $0.035      (100.0)%
Average shares outstanding                      11,221        11,209         0.1 %
Average shares outstanding, assuming dilution   11,221        11,209         0.1 %



* Percent of sales column is calculated as a % of loss before income taxes. ** Excludes restructuring and related charges in 2002 of $2.3 million ($1.5 million or $0.14 per share diluted, after taxes)

                                    CULP, INC. FINANCIAL INFORMATION RELEASE
                                          CONSOLIDATED BALANCE SHEETS
                                JULY 29, 2001, JULY 30, 2000, AND APRIL 29, 2001
                                                   Unaudited
                                             (Amounts in Thousands)

                                                     Amounts                         Increase
                                         ---------------------------------          (Decrease)
                                             July 29,         July 30,      ---------------------------- *April 29,
                                               2001             2000         Dollars        Percent        2001
                                          ----------------  -------------  -------------    -----------  ---------
Current assets
      Cash and cash investments             $         549          1,654       (1,105)      (66.8) %       1,207
      Accounts receivable                          52,353         58,851       (6,498)      (11.0) %      57,849
      Inventories                                  59,006         74,600      (15,594)      (20.9) %      59,997
      Other current assets                          9,893         11,565       (1,672)      (14.5) %       7,856
                                          ----------------  ------------- -------------    -----------  ---------
                Total current assets              121,801        146,670      (24,869)      (17.0) %     126,909

Property, plant & equipment, net                  109,417        123,636      (14,219)      (11.5) %     112,322
Goodwill                                           48,129         49,525       (1,396)       (2.8) %      48,478
Other assets                                        1,711          6,652       (4,941)      (74.3) %       1,871
                                          ----------------  ------------- -------------    -----------  ---------

                Total assets                $     281,058        326,483      (45,425)      (13.9) %     289,580
                                          ================  ============= =============    ===========  =========


Current liabilities
      Current maturities of long-term debt  $       2,130          1,678          452        26.9  %       2,488
      Accounts payable                             24,773         24,942         (169)       (0.7) %      27,371
      Accrued expenses                             16,494         19,762       (3,268)      (16.5) %      17,153
      Income taxes payable                              0              0            0         0.0  %       1,268
                                          ----------------  ------------- -------------    -----------  ---------
                Total current liabilities          43,397         46,382       (2,985)       (6.4) %      48,280

Long-term debt                                    108,522        135,150      (26,628)      (19.7) %     109,168
Deferred income taxes                              10,330         17,459       (7,129)      (40.8) %      10,330
                                          ----------------  ------------- -------------    -----------  ---------
                Total liabilities                 162,249        198,991      (36,742)      (18.5) %     167,778

Shareholders' equity                              118,809        127,492       (8,683)       (6.8) %     121,802
                                          ----------------  ------------- -------------    -----------  ---------

                Total liabilities and
                shareholders' equity        $     281,058        326,483      (45,425)      (13.9) %     289,580
                                          ================  ============= =============    ===========  =========

Shares outstanding                                 11,221         11,209           12         0.1  %      11,221
                                          ================  ============= =============    ===========  =========


*  Derived from audited financial statements.

                                   CULP, INC.
                          FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE THREE MONTHS ENDED JULY 29, 2001 AND JULY 30, 2000
                                    Unaudited

                             (Amounts in Thousands)

                                                                         THREE MONTHS ENDED
                                                                      -------------------------
                                                                              Amounts
                                                                      -------------------------
                                                                       July 29,     July 30,
                                                                         2001         2000
                                                                      ------------ ------------
Cash flows from operating activities:
    Net  loss                                                     $       (2,882)      (1,756)
    Adjustments to reconcile net loss to net cash
       provided by operating activities:
          Depreciation                                                     4,473        5,060
          Amortization of intangible assets                                  393          399
          Amortization of deferred compensation                              (13)          63
          Restructuring expense                                            1,303            0
          Changes in assets and liabilities:
             Accounts receivable                                           5,496       16,372
             Inventories                                                     991         (129)
             Other current assets                                         (1,987)      (1,216)
             Other assets                                                     (3)         147
             Accounts payable                                               (123)      (6,886)
             Accrued expenses                                             (1,957)      (2,409)
             Income taxes payable                                         (1,268)           0
                                                                      ------------ ------------
                Net cash provided by operating activities                  4,423        9,645
                                                                      ------------ ------------
Cash flows from investing activities:
    Capital expenditures                                                  (1,602)      (2,289)
    Purchase of investments to fund deferred compensation liability            0         (200)
                                                                      ------------ ------------
                Net cash used in investing activities                     (1,602)      (2,489)
                                                                      ------------ ------------
Cash flows from financing activities:
    Proceeds from issuance of long-term debt                                  16            0
    Principal payments on long-term debt                                  (1,020)        (658)
    Change in accounts payable-capital expenditures                       (2,475)      (5,459)
    Dividends paid                                                             0         (392)
                                                                      ------------ ------------
                Net cash used in financing activities                     (3,479)      (6,509)
                                                                      ------------ ------------

Increase (decrease) in cash and cash investments                            (658)         647

Cash and cash investments at beginning of period                           1,207        1,007
                                                                      ------------ ------------

Cash and cash investments at end of period                        $          549        1,654
                                                                      ============ ============

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                  JULY 29, 2001

                                              FISCAL 01                             FISCAL 02
                                            -------------   -------------------------------------------------------   --------------
                                                 Q1                Q1            Q2            Q3             Q4           LTM (4)
                                            -------------   -------------------------------------------------------   --------------
INVENTORIES
        Inventory turns                             4.7               5.1

RECEIVABLES
        Days sales in  receivables                   49                51
        Percent current & less
          than 30 days past due                   91.5%             91.9%

WORKING CAPITAL
        Current ratio                               3.2               2.8
        Working capital turnover (3)                4.3               4.1
        Operating working capital (3)          $108,509           $86,586

PROPERTY, PLANT & EQUIPMENT
        Depreciation rate                          8.0%              7.2%
        Percent property, plant &
          equipment are  depreciated              51.1%             56.2%
        Capital expenditures                     $8,050 (1)        $1,602

PROFITABILITY
        Return on average total capital          (0.3%)            (2.7%)                                                    (1.5%)
        Return on average equity                 (5.5%)            (9.6%)                                                    (7.6%)
        Net loss per share                      ($0.16)           ($0.26)                                                   ($0.84)
        Net loss per share (diluted)            ($0.16)           ($0.26)                                                   ($0.84)
        Net loss per share, excluding
          restructuring and related charges (6) ($0.16)           ($0.12)                                                   ($0.27)

LEVERAGE
        Total liabilities/equity                 156.1%            136.6%
        Funded debt/equity                       107.3%             93.1%
        Funded debt/capital employed              51.8%             48.2%
        Funded debt                            $136,828          $110,652
        Funded debt/EBITDA (LTM) (5)               3.44              4.26


OTHER
        Book value per share                     $11.37            $10.59
        Employees at quarter end                  3,722             3,018
        Sales per employee (annualized)        $108,000          $113,000
        Capital employed                       $264,320          $229,461
        Effective income tax rate                 34.0%             34.0%
        EBITDA (2)                               $5,177            $4,814                                                   $25,135
        EBITDA/net sales (2)                       5.1%              5.6%                                                      6.4%

  (1) Expenditures for entire year.
  (2) Earnings before interest, income taxes, depreciation, amortization and all restructuring and related charges, non-cash or cash.
  (3) Working capital for this calculation is accounts receivable,inventories and accounts payable.
  (4) LTM represents "Latest Twelve Months"
  (5) EBITDA includes capitalized interest and certain cash and non-cash charges, as defined by the company's credit agreement.
  (6) Excludes restructuring and related charges in the first quarter of 2002 of $2.3 million ($1.5 million or $0.14 per share diluted, after taxes) and $9.7 million ($6.4 million or $0.57 per share diluted, after taxes) for the last twelve months.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                            SALES BY SEGMENT/DIVISION
           FOR THE THREE MONTHS ENDED JULY 29, 2001 AND JULY 30, 2000


                             (Amounts in thousands)

                                               THREE MONTHS ENDED (UNAUDITED)
                                -------------------------------------------------------------
                                      Amounts                         Percent of Total Sales
                                ---------------------                 -----------------------
                                July 29,   July 30,       % Over
Segment/Division                  2001       2000         (Under)     2002         2001
------------------------------  ---------- ----------   ------------  ----------  -----------
Upholstery Fabrics
    Culp Decorative Fabrics   $    35,160     41,533     (15.3) %       40.7 %       40.8 %
    Culp Velvets/Prints            25,520     30,074     (15.1) %       29.5 %       29.5 %
    Culp Yarn                         967      3,319     (70.9) %        1.1 %        3.3 %
                                ---------- ----------   ------------  ----------  -----------
                                   61,647     74,926     (17.7) %       71.3 %       73.5 %

Mattress Ticking
    Culp Home Fashions             24,816     26,952      (7.9) %       28.7 %       26.5 %
                                ---------- ----------   ------------  ----------  -----------

                            * $    86,463    101,878     (15.1) %      100.0 %      100.0 %
                                ========== ==========   ============  ==========  ===========


* U.S. sales were $71,800 and $82,290 for the first quarter of fiscal 2002 and fiscal 2001, respectively. The percentage decrease in U.S. sales was 12.7% for the first quarter.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
           FOR THE THREE MONTHS ENDED JULY 29, 2001 AND JULY 30, 2000

                             (Amounts in thousands)

                                                   THREE MONTHS ENDED (UNAUDITED)
                                 -------------------------------------------------------------------
                                          Amounts                           Percent of Total Sales
                                 --------------------------                -------------------------
                                  July 29,      July 30,       % Over
      Geographic Area               2001          2000        (Under)         2002          2001
----------------------------     ------------  ------------  -----------   -----------    ----------
North America (Excluding USA)   $      8,052         8,395    (4.1) %         54.9 %       42.9 %
Europe                                   705         1,452   (51.4) %          4.8 %        7.4 %
Middle East                            2,903         5,043   (42.4) %         19.8 %       25.7 %
Far East & Asia                        2,570         3,236   (20.6) %         17.5 %       16.5 %
South America                            159           306   (48.0) %          1.1 %        1.6 %
All other areas                          274         1,156   (76.3) %          1.9 %        5.9 %
                                 ------------  ------------  -----------   -----------    ----------

                                $     14,663        19,588   (25.1) %        100.0 %      100.0 %
                                 ============  ============  ===========   ===========    ==========


International sales, and the percentage of total sales, for each of the last five fiscal years follows: fiscal 1997-$101,571 (25%); fiscal 1998-$137,223 (29%); fiscal 1999-$113,354 (23%); fiscal 2000-$111,104 (23%); and fiscal
2001-$77,824 (19%). International sales for the first quarter represented 17.0% and 19.2% for 2002 and 2001, respectively.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
           for the three months ended July 29, 2001 and July 30, 2000


INCOME STATEMENT COMMENTS

     GENERAL - For the first quarter, net sales decreased 15.1% to $86.5 million; and the company reported a net loss of $2.9 million, or $0.26 per share diluted (based on 11,221,000 average shares outstanding) versus a net loss of $1.8 million, or $0.16 per share diluted (based on 11,209,000 average shares outstanding) in the first quarter of fiscal 2001. Without the restructuring and related charges, the loss for the first quarter of fiscal 2002 would have been $1.4 million, or $0.12 per share diluted. As described below in "SG&A EXPENSES," an additional significant factor affecting the first quarter loss was bad debt expense of $800,000, or $.05 per share on an after-tax basis. This compares with an expense of $45,000 for first quarter of 2001.

     The company's long-term, strategic plan encompasses several competitive initiatives:

     Broad Product Offering - continuing to market one of the broadest product lines in upholstery fabrics and mattress ticking, consistent with customer demand. Through its extensive manufacturing capabilities, the company competes in most major categories except leather;

     Diverse Customer Base - maintaining a diverse customer base. The company has long-standing relationships with most major upholstery furniture manufacturers. Ownership of resources in the home furnishings industry is becoming increasingly concentrated, and the company has successfully been able to capitalize on its size and product breadth to supply more of the needs of existing customers. One customer accounted for approximately 11% of net sales during fiscal 2001. Culp is pursuing opportunities in other end-use markets in addition to U.S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture;

     Design Innovation - supplying fabrics that are fashionable and match current consumer preferences. The company's principal design resources are consolidated in a single facility that has advanced computer-assisted design systems and promotes sharing of innovative designs across product lines. Culp encourages active customer involvement in the entire design process; and

     Vertical Integration - operating as a vertically integrated manufacturer and taking advantage of economies, quality, supply availability and efficiencies that can be gained by producing the raw material components that are used in the manufacture of its products.

     RESTRUCTURING ACTIONS - During fiscal 2001, the company initiated a restructuring plan intended to lower operating expenses, increase manufacturing utilization, raise productivity and position the company to operate profitably within the current environment of reduced demand. The plan involved the consolidation of certain fabric manufacturing capacity within the Culp
Decorative Fabrics division, closing one of the company's four yarn manufacturing plants within Culp Yarn, and an extensive reduction in selling, general and administrative expenses. The company also recognized certain inventory write-downs related to the closed facilities as part of this initiative. The total charge from the restructuring, cost reduction and inventory write-down initiatives is expected to total $10.0 million, about $3.6 million of which represents non-cash items. This includes an additional amount of $1.3 million resulting from re-evaluating restructuring costs in the first quarter of fiscal 2002, principally related to health care costs for terminated personnel. The company recognized $7.4 million of restructuring and related charges during fiscal 2001 and $2.3 million in the first quarter of fiscal 2002. Management expects to record the remaining charges, estimated at $150,000, during the second quarter of fiscal 2002. The company plans to realize annualized cost reductions of at least $14 million when the full benefit of this program is realized. For the first quarter, the restructuring and related charges are recorded as follows: $1.3 million in the line item called "Restructuring expense" and $1.0 million in Cost of sales. The costs reflected in Cost of sales are principally related to the relocation of manufacturing equipment.

     Management believes the company now has a sound footprint of efficient, world-class facilities utilizing state-of-the-art equipment that positions the company well to meet the demands by manufacturers for even shorter lead times, consistently reliable delivery schedules and appealing designs.

     NET SALES - Compared with fiscal 2001, upholstery fabric sales for the first quarter of fiscal 2002 decreased 17.7% to $61.6 million, and mattress ticking sales decreased 7.9% to $24.8 million (See Sales by Segment/Division schedule on Page 5). The upholstery fabric sales decrease reflects: (1) a sharp reduction (24.9%, or $3.8 million) in international sales, principally reflecting the high value of the U.S. dollar relative to international currencies; (2) a decrease in external yarn sales (70.9% or $2.4 million) due to the company's internal consumption of more of the yarn division's output and exit from certain yarn businesses as part of the restructuring plan; (3) a decrease in sales to contract furniture customers ($1.2 million), and (4) a more moderate decrease (11.6% or $5.9 million) in sales to U.S. residential furniture manufacturers. The company believes that it is improving its market share in the U.S. residential market because of well-received fabric placements from the Culp Decorative Fabrics and Culp Velvets/Prints divisions. The decline in sales in this category is attributed to general market conditions, and the sales decrease in mattress ticking also reflects an overall slowdown in industry-wide demand for bedding in the U.S.

     The company had previously announced that it did not expect to report a profit for the first quarter, excluding restructuring and related charges. Key factors influencing the year-to-year comparison were the sharp, persistent weakness in consumer spending on home furnishings, especially in the promotional price category, and the strength in the U.S. dollar that had an adverse impact on exports.

     Although industry conditions remain challenging, incoming orders early in the second quarter for mattress ticking and from U.S. residential furniture customers are showing some improvement. Based on this trend, Culp expects to operate its manufacturing capacity at a higher level of output than in the first quarter. Any increase in demand from U.S. manufacturers of residential furniture will be offset in part by a continued decline in international and contract orders.

     GROSS PROFIT - Gross profit included restructuring related charges of $1.0 million. Excluding these charges, gross profit declined 17.0% for the first quarter of fiscal 2002 compared with the year-earlier period and decreased as a percentage of net sales from 13.9% to 13.6%. The decline in gross profit, excluding restructuring related charges, of $2.4 million was attributable to the Culp Decorative Fabrics ("CDF") division. The principal factors contributing to the decrease were: (1) the decline in sales volume, and (2) lower manufacturing productivity due to the consolidation activities within the division during the quarter. The company has taken significant steps to improve productivity and increase output in the CDF division over the last six months. Although the company expects to see improving results from these restructuring steps in the second quarter for CDF, it does not expect to realize the full benefit of these actions until the second half of fiscal 2002. The company experienced gross margin improvement in each of its other divisions, even while reporting lower sales in those divisions.

     SG&A EXPENSES - SG&A expenses for the first quarter declined 18.5% from the prior year. Reflecting the impact of the company's actions to reduce expenses, SG&A expenses declined from 13.5% to 13.0% as a percentage of sales. SG&A expenses in the first quarter include bad debt expense of $800,000 compared with $45,000 in the year-earlier period. The increase in bad debt expense from a year ago reflects write-offs primarily of two residential furniture customers. Without the additional bad debt expense, SG &A expenses were reduced by $3.3 million, or 23.9%, and were 12.1% of net sales.

     INTEREST EXPENSE - Interest expense for the first quarter declined from $2.3 million to $2.1 million due to significantly lower borrowings outstanding, offset somewhat by a substantial increase in interest rates (see amended interest rate matrix in the "LONG-TERM DEBT" paragraph on page 9).

     OTHER EXPENSE (INCOME), NET - Other expense (income) for the first quarter of fiscal 2002 totaled $572,000 compared with $741,000 in the prior year. The decrease was principally due to the company's deferred compensation plan, which was terminated in January 2001 as a part of the company's cost reduction initiative.

     INCOME TAXES - The effective tax rate for the first quarter of fiscal 2002 was 34.0%, unchanged from the prior year.

     EBITDA - EBITDA for the first quarter of fiscal 2002 was $4.8 million compared with $5.2 million in the prior year. EBITDA excludes interest, income taxes, depreciation, amortization, and all restructuring and related charges, non-cash or cash.

BALANCE SHEET COMMENTS

     WORKING CAPITAL - Accounts receivable as of July 29, 2001 decreased 11.0% from the year-earlier level, due principally to the decline in sales. Days sales outstanding totaled 51 days at July 29, 2001 compared with 49 a year ago. The aging of accounts receivable was 91.9% current and less than 30 days past due versus 91.5% a year ago. Inventories at the close of the first quarter decreased 20.9% from a year ago. Inventory turns for the first quarter were 5.1 versus 4.7 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable) was $86.6 million at July 29, 2001, down from $108.5 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT - Capital spending for the first quarter of fiscal 2002 declined to $1.6 million compared with $2.3 million in the year-earlier period. The company's budget for capital spending for fiscal 2002 is $4.0 million, compared with $8.1 million in fiscal 2001. Depreciation for the first quarter of fiscal 2002 totaled $4.5 million.

     LONG-TERM DEBT - The company has reduced funded debt by $26.2 million or 19.1% from the first quarter of last year, and by $1.0 million from last fiscal year end. Funded debt equals long-term debt plus current maturities. Funded debt was $110.7 million at July 29, 2001, compared with $136.8 million a year ago and $111.7 million at fiscal year end. Compared with 51.8% a year ago, the company's funded debt-to-capital ratio was 48.2% at July 29, 2001, its lowest level since July 1997. During fiscal 2001, the company amended its credit facility to include terms that restrict the payment of cash dividends and share repurchases at this time, limit capital expenditures, increase the interest rate on its revolving credit facility from LIBOR plus 1.60% to LIBOR plus 4.00% and increase the letter of credit fees on IRBs from 1.10% to 4.00%. The amended credit facility lowered the amount of funds available under the facility from $88 million to $25 million. The company had outstanding borrowings of approximately $1 million under the facility at the end of the first quarter of fiscal 2002. The company was in compliance with its loan agreements as of July 29, 2001. Other than the credit facility, required principal payments under the respective loan agreements during fiscal 2002 and fiscal 2003 total $473,000 and $2.2 million, respectively.